Exhibit 10.1

EMPLOYMENT PROTECTION AGREEMENT

THIS AGREEMENT between Genesco Inc., a Tennessee corporation (the “Corporation”), and _______________ (the “Executive”), dated as of this ____ day of _______________________, 20__.

W I T N E S S E T H :

WHEREAS, the Corporation and the Executive have agreed to enter into an agreement providing the Corporation and the Executive with certain rights upon the occurrence of a Change of Control (as defined below) to assure the Corporation of continuity of management in the event of any Change of Control;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Corporation and the Executive as follows:

1.    Operation of Agreement. The effective date of this Agreement shall be the date on which a Change of Control occurs (the “Effective Date”), provided that if the Executive is not employed by the Corporation on the Effective Date this Agreement shall be void and without effect. This Agreement shall terminate on January 31, 20___ provided that the term of this Agreement shall be extended for one additional year on February 1, 20___ and each subsequent February 1, unless the Executive shall have received written notice from the Corporation prior to the November 1 immediately preceding such February 1 that the Board of Directors of the Corporation (the “Board”) has determined that the termination date of this Agreement shall not be so extended. Notwithstanding the foregoing, this Agreement shall not terminate on the date determined in accordance with the preceding sentence if a Change of Control shall have occurred prior to such date.

2.    Definitions.

(a)    Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof)), excluding the Corporation, any majority owned subsidiary of the Corporation (a “Subsidiary”) and any employee benefit plan sponsored or maintained by the Corporation or any Subsidiary (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”), becomes the beneficial owner of shares of the Corporation having at least 20% of the total number of votes that may be cast for the election of directors of the Corporation (the “Voting Shares”) provided, however, that such an event shall not constitute a Change of Control if the acquiring Person has entered into an agreement with the Corporation approved by the Board which materially restricts the right of such Person to direct or influence the management or policies of the Corporation; (ii) the shareholders of the Corporation shall approve any merger or other business combination of the Corporation, sale of the Corporation’s assets or combination of the foregoing transactions (a “Transaction”) other than a Transaction involving only the Corporation and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Corporation immediately prior to the Transaction (excluding for this purpose any shareholder of the Corporation who also owns directly or indirectly more than 10% of the shares of the other company involved in the Transaction) continue to have a majority of the voting power in the resulting entity, or (iii) within any 24‑month period beginning on or after the date hereof, the persons who were directors of the Corporation immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Corporation, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two‑thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 2(a)(iii).

(b)    Participation by Executive. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in the Executive’s capacity as the Executive (or as a director of the Corporation or a Subsidiary, where applicable).

Exhibit 10.1

3.    Employment Period. If the Executive is employed on the Effective Date, the Corporation agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Corporation, for the period (the “Employment Period”) commencing on the Effective Date and ending on the earliest to occur of (i) the third anniversary of the Effective Date and (ii) the date of any termination of the Executive’s employment in accordance with Section 6 of this Agreement.

4.    Position and Duties.

(a)    No Reduction in Position. During the Employment Period, the Executive’s position (including titles), authority and responsibilities shall be at least commensurate with the highest of those held, exercised and assigned at any time during the 90‑day period immediately preceding the Effective Date.

(b)    Business Time. From and after the Effective Date, the Executive agrees to devote the Executive’s full business time during normal business hours to the business and affairs of the Corporation and to use the Executive’s best efforts to perform faithfully and efficiently the responsibilities assigned to the Executive hereunder, to the extent necessary to discharge such responsibilities, except for

(i)    reasonable time spent in serving on corporate, civic or charitable boards or committees approved by the Board, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and

(ii)    periods of vacation and sick leave to which the Executive is entitled.

It is expressly understood and agreed that the Executive’s continuing to serve on any boards and committees on which the Executive is serving or with which the Executive is otherwise associated with the consent or approval of the Corporation immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive’s services to the Corporation.

5.    Compensation.

(a)    Base Salary. During the Employment Period, the Executive shall receive a base salary (“Base Salary”) at a monthly rate at least equal to the monthly salary paid to the Executive by the Corporation and any of its affiliated companies immediately prior to the Effective Date. The Base Salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Corporation’s regular practices. Neither payment of the Base Salary nor payment of any increased Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Corporation hereunder. For purposes of the remaining provisions of this Agreement, the term “Base Salary” shall mean Base Salary as defined in this Section 5(a) or, if increased after the Effective Date, the Base Salary as so increased.

(b)    Annual Bonus. The Executive shall be eligible to participate during each fiscal year of the Employment Period in a bonus or incentive compensation plan with terms consistent with and at least as favorable to the Executive as the plan in effect immediately prior to the Effective Date and with target and maximum award potential at least equal to such plan.

(c)    Incentive and Savings Plans and Retirement Programs. In addition to the Base Salary and annual bonus payable as hereinabove provided, during the Employment Period, the Executive shall be entitled to participate in all incentive and savings plans and programs, including stock option plans and other equity based compensation plans, and in all retirement plans, on a basis providing the Executive with the opportunity to receive compensation (without duplication of the amount payable as an annual bonus) and benefits equal to those provided by the Corporation to the Executive on an annualized basis under such plans and programs as in effect at any time during the 90‑day period immediately preceding the Effective Date.

Exhibit 10.1

(d)    Benefit Plans. During the Employment Period, the Executive and the Executive’s family shall be entitled to participate in or be covered under all welfare benefit plans and programs of the Corporation and its affiliated companies, including all medical, dental, disability, group life, accidental death and travel accident insurance plans and programs, as in effect at any time during the 90‑period immediately preceding the Effective Date.

(e)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Corporation as in effect at any time during the 90‑day period immediately preceding the Effective Date.

(f)    Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits in accordance with the policies of the Corporation as in effect at any time during the 90‑day period immediately preceding the Effective Date.

(g)    Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive at any time during the 90‑day period immediately preceding the Effective Date.

6.    Termination.

(a)    Death, Disability or Retirement. Subject to the provisions of Section 1 hereof, this Agreement shall terminate automatically upon the Executive’s death or attainment of normal retirement age under the Corporation’s retirement plans as in effect from time to time, provided that, after the Effective Date, the normal retirement age may not be lowered for purposes of this Agreement without the Executive’s consent. The Corporation may terminate this Agreement, after having established the Executive’s Disability, by giving the Executive written notice of its intention to terminate the Executive’s employment, and the Executive’s employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if, within 90 days after such receipt, the Executive shall fail to return to full‑time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means disability which, after the expiration of more than 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive’s legal representatives (such agreement to acceptability not to be withheld unreasonably).

(b)    Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, the Executive may, upon not less than 30 days’ written notice to the Corporation, voluntarily terminate employment during the Employment Period for any reason (including early retirement under the terms of the Corporation’s retirement plan as in effect from time to time), provided that any termination by the Executive pursuant to Section 6(d) of this Agreement on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(b).

(c)    Cause. The Corporation may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (i) an act or acts of dishonesty or gross misconduct on the Executive’s part which result or are intended to result in material damage to the Corporation’s business or reputation or (ii) repeated material violations by the Executive of the Executive’s obligations under Section 4 of this Agreement which violations are demonstrably willful and deliberate on the Executive’s part.

(d)    Good Reason. The Executive may terminate the Executive’s employment during the Employment Period for Good Reason. For purposes of this Agreement, “Good Reason” means

(i)
a good faith determination by the Executive that, without the Executive’s prior written consent, the Corporation or any of its officers has taken or failed to take any action (including, without limitation, (A) exclusion of the Executive from consideration of material matters within the Executive’s area of responsibility, (B) statements or actions which undermine the Executive’s authority with respect to persons under the Executive’s supervision or reduce the Executive’s standing with the Executive’s peers, (C) a pattern of discrimination against or harassment of the Executive or persons under the Executive’s supervision, or (D) the subjection of the

Exhibit 10.1

Executive to procedures not generally applicable to other similarly situated executives) which materially changes the Executive’s position (including titles), authority or responsibilities under Section 4 of this Agreement or materially reduces the Executive’s ability to carry out the Executive’s duties and responsibilities under Section 4 of this Agreement;

(ii)
any failure by the Corporation to comply with any of the provisions of Section 5 of this Agreement, other than an immaterial or inadvertent failure remedied by the Corporation promptly after receipt of notice thereof from Executive;

(iii)
the Corporation’s requiring the Executive to be employed at any location more than 50 miles further from the Executive’s principal residence than the location at which the Executive was employed immediately preceding the Effective Date; or

(iv)
any failure by the Corporation to obtain the assumption of and agreement to perform this Agreement by a successor as contemplated by Section 14(b) of this Agreement, provided that the successor has had actual written notice of the existence of this Agreement and its terms and an opportunity to assume the Corporation’s responsibilities under this Agreement during a period of 30 days after receipt of such notice.

(e)    Notice of Termination. Any termination by the Corporation for Cause or by the Executive for Good Reason during the Employment Period shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice given, in the case of a termination for Cause, within 10 business days of the Corporation’s having actual knowledge of all of the events giving rise to such termination, and in the case of a termination for Good Reason, within 90 days of the initial existence of all the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not less than 30 days and not more than 45 days after the giving of such notice). Executive’s termination on or after the date set forth in the Notice of Termination shall be considered for “Good Reason” unless the Corporation shall have remedied the condition within 30 days following its receipt of the Executive’s Notice of Termination. The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.

(f)    Date of Termination. For purposes of this Agreement, the term “Date of Termination” means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein and (ii) in all other cases, the actual date on which the Executive’s employment terminates during the Employment Period.

7.    Obligations of the Corporation upon Termination.

(a)    Death or Disability. If the Executive’s employment is terminated during the Employment Period by reason of the Executive’s death or Disability, this Agreement shall terminate without further obligations to the Executive or Executive’s legal representatives, as applicable, under this Agreement other than those obligations accrued hereunder at the date of the Executive’s death or Disability, including, for this purpose (i) the Executive’s accrued but unpaid full Base Salary through the Date of Termination, (ii) the product of (x) the average of the two most recent annual bonuses paid to the Executive omitting from the average any year in which no bonus was paid (the “Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year of the Corporation through the Date of Termination, and the denominator of which is 365 (such product, the “Pro-rated Bonus Obligation”), and (iii) any other amounts or benefits owing to the Executive under the then applicable employee benefit plans or policies of the Corporation, including an employee benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (collectively, an Employee Benefit Plan”), with such amounts to be paid in accordance with the terms of such Employee Benefit Plans (such amounts specified in clauses (i), (ii) and (iii) are hereinafter referred

Exhibit 10.1

to as “Accrued Obligations”). Except in the case of payments due to the Executive under any Employee Benefit Plan, all such Accrued Obligations shall be paid to the Executive or Executive’s legal representatives, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive’s family shall be entitled to receive benefits at least equal to the most favorable level of benefits available to surviving families of executives of the Corporation and its affiliates under such plans, programs and policies relating to family death benefits, if any, of the Corporation and its affiliates in effect at any time during the 90-day period immediately preceding the Effective Date. For purposes of this Section 7(a), Disability shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan sponsored by the Corporation and which covers employees of the Corporation or (iii) is determined to be totally disabled by the Social Security Administration.

(b)    Cause and Voluntary Termination. If, during the Employment Period, the Executive’s employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason), the Corporation shall pay the Executive the Accrued Obligations other than the Pro-rated Bonus Obligation. Except in the case of payments due to the Executive under any Employee Benefit Plan, which payments shall be governed by the terms thereunder, the Executive shall be paid all such Accrued Obligations in a lump sum in cash within 30 days of the Date of Termination and the Corporation shall have no further obligations to the Executive under the Agreement.

(c)    Termination by Corporation other than for Cause or Disability and Termination by Executive for Good Reason.

(i)    Lump Sum Payment. If, during the Employment Period, the Corporation terminates the Executive’s employment other than for Cause or Disability, or the Executive terminates the Executive’s employment for Good Reason, the Corporation shall pay to the Executive in a lump sum in cash within 15 days after the Date of Termination the aggregate of the following amounts:

(A)    If not theretofore paid, the Executive’s Base Salary through the Date of Termination at the rate specified in Section 5(a) of this Agreement;

(B)    a cash amount equal to two times the sum of

(1)    the Executive’s annual Base Salary at the rate specified in Section 5(a) of this Agreement;

(2)    the Annual Bonus; and

(3)    the present value, calculated using the annual federal short‑term rate as determined under Section 1274(d) of the Code, of (without duplication) (x) the annual cost to the Corporation (based on the premium rates or other costs to it) of obtaining coverage equivalent to the coverage under the plans and programs described in Section 5(d) of this Agreement, and (y) the annualized value of the fringe benefits described under Section 5(f) of this Agreement;

provided, however, that with respect to the medical insurance coverage referred to in Section 5(d) of this Agreement, at the Executive’s election made within 15 days after the Date of Termination, in lieu of paying the lump sum amount attributable to such medical insurance coverage, the Corporation shall provide the benefits described in clause (ii) below.

(ii)    Continuation of Certain Welfare Plan Benefits. At the election of the Executive, in lieu of the lump sum amount attributable to medical coverage described in Section 7(c)(i)(B)(3) of this Agreement, the

Exhibit 10.1

Corporation shall (i) pay to Executive a lump sum equal to one half the annual cost (as determined in such Section 7(c)(i)(B)(3)) of such medical coverage and (ii) maintain at its expense for the continued benefit of the Executive and the Executive’s eligible dependents all medical plans described in paragraph 5(d) of this Agreement, or if continued participation is not possible under the terms of such plans, the Corporation shall provide the Executive and the Executive’s dependents with benefits equivalent to those they were receiving under such medical plans prior to the Effective Time, such benefits to be provided at the Corporation’s expense by means of individual insurance policies, or if such policies cannot be obtained, from the Corporation’s assets, all such benefits to be provided, whether from the Corporation’s welfare benefit plans, individual insurance policies or the Corporation’s general assets, from the Date of Termination until the earlier of (i) the end of the eighteen month period immediately following the Date of Termination or (ii) the Executive’s normal retirement date under the Corporation’s retirement plans as in effect from time to time.

The medical benefits required to be provided pursuant to this Section 7(c)(ii) are not intended to be a substitute for any extended coverage benefits (“COBRA Rights”) described in Section 4980B of the Code, and such COBRA Rights shall not commence until the period of coverage specified in the immediately preceding sentence comes to an end.

8.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any stock option or other plans or agreements with the Corporation or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Corporation or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

9.    Excess Parachute Payment. In the event any payments or benefits otherwise payable to the Executive, whether or not pursuant to this Agreement, (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes) results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Corporation and the Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by a law firm or nationally-recognized accounting firm selected by the Executive (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Corporation for all purposes. For purposes of making the calculations required by this Section 9, the Accountants (i) may make reasonable assumptions and approximations concerning applicable taxes, (ii) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, and (iii) shall take into account a “reasonable compensation” (within the meaning of Q&A-9 and Q&A-40 to Q&A 44 of the final regulations under Section 280G of the Code) analysis of the value of services provided or to be provided by the Executive, including any agreement by the Executive (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to the Executive that may then be in effect. The Corporation and the Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Corporation will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Executive (but no non-parachute payment amounts) shall be reduced in the following order: (1) the parachute payments that are payable in cash shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (2) payments and benefits due in respect of any equity, valued at full value (rather than accelerated value) (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall be reduced in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time; and (3) all other non-cash benefits not otherwise described in clause (2) of this Section 9 reduced last. In applying these principles, any reduction or elimination of the payments shall be

Exhibit 10.1

made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

10.    Full Settlement. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set‑off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and no amount payable under this Agreement shall be reduced on account of any compensation received by the Executive from other employment. In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined by mutual consent of the Executive and the Corporation or by a tribunal having jurisdiction over the matter that Good Reason did not exist, the employment of the Executive shall, unless the Corporation and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Corporation and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only those payments and benefits which the Executive would have been entitled to receive at such date otherwise than under this Agreement.

11.    Legal Fees and Expenses. In the event that a claim for payment of benefits under this Agreement is disputed, the Corporation shall pay all reasonable legal fees and expenses incurred by the Executive in pursuing such claim, regardless of whether the Executive is successful, unless the proceeding is brought by the Executive and is found by the court to be frivolous.

12.    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during the Executive’s employment by the Corporation or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by this Executive). After termination of the Executive’s employment with the Corporation, the Executive shall not, without the prior written consent of the Corporation, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall an asserted violation of the provisions of this Section 12 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

13.    Employment Contract or Severance Benefits. Notwithstanding anything else in this Agreement to the contrary, any amount payable to the Executive hereunder on account of the Executive’s termination of employment shall be reduced on a dollar for dollar basis by each dollar actually paid to the Executive with respect to such termination under the terms of any other employment contract between the Executive and the Corporation or under any other severance program or policy applicable to the Executive. Nothing in this Agreement shall be construed to require duplication of any compensation, benefits or other entitlements provided to the Executive by the Corporation under the terms of any employment contract which may address similar matters.

14.    Successors.

(a)    This Agreement is personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement

Exhibit 10.1

in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

15.    Miscellaneous.

(a)    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, applied without reference to principles of conflict of laws.

(b)    Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Corporation:            Genesco Inc.
1415 Murfreesboro Road
Nashville, Tennessee 37217
Attention: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(d)    Tax Withholding. The Corporation may withhold from any amounts payable under this Agreement such Federal, State or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)    Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

16.    Effect of Section 409A.

(a)It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under of Sections 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v) of the Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, if the Corporation determines (i) that on the date Executive’s employment with the Corporation terminates or at such other time that the Corporation determines to be relevant, Executive is a “specified employee” (as such term is defined under Section 409A of the Code and the Treasury Regulations promulgated thereunder) of the Corporation and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months (or such longer period required under Section 409A of the Code, including such period, if applicable, as may be required under Internal Revenue Notice 2010-6) after date of Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Corporation, or, if earlier the date of the Executive’s death. Any amounts delayed under this Section 16(a) shall be paid on the first day of the seventh month following the Executive’s termination of employment, or if earlier, the Executive’s death.

Exhibit 10.1

(b)Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Corporation within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(d)Notwithstanding any other provision to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this Agreement (including, to the extent applicable Section 5(e) above) or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.

(e)For the avoidance of doubt, any payment due under this Agreement within a period following the Executive’s termination of employment, death, Disability or other event, shall be made on a date during such period as determined by the Corporation in its sole discretion.

(f)This Agreement shall be interpreted in accordance with, and the Corporation and the Executive will use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that the Corporation determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A of the Code, the Corporation may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that Corporation reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code.

Exhibit 10.1

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Corporation has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

GENESCO INC.

___________________________________
Name:
___________________________________
Title:

ATTEST:

___________________________________

(Seal)

EXECUTIVE:

___________________________________
Name: